Exhibit 99.3
LookSmart Announces Authorization of Share Repurchase Program

SAN FRANCISCO, May 31, 2012 (GLOBE NEWSWIRE) -- LookSmart, Ltd. (Nasdaq:LOOK), an online advertising network solutions company, today announced that the Company's Board of Directors authorized the repurchase of up to $1 million of the Company's common shares. Under the program, the Company may purchase its common shares from time to time in the open market or in privately negotiated transactions. The amount and timing of the purchases will depend on a number of factors including the price and availability of the Company's common shares, trading volume and general market conditions. The Company may also from time to time establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate purchases of its common shares under this authorization.

About LookSmart, Ltd.

LookSmart is an online advertising network solutions company that provides performance solutions for online advertisers and online publishers. LookSmart offers advertisers targeted, performance based advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

The LookSmart, Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8717

CONTACT:	Bill O’Kelly
Senior Vice President Operations and Chief Financial Officer
415-348-7208
Bo’kelly@looksmart.net

ICR, Inc.
John Mills, Senior Managing Director
310-954-1100
John.mills@icrinc.com